Exhibit 99.1

QC Holdings, Inc. Reports First Quarter Results

Board Declares $0.05 Dividend per Common Share

OVERLAND PARK, Kan.--(BUSINESS WIRE)--May 3, 2012--QC Holdings, Inc. (NASDAQ: QCCO) reported income from continuing operations of $5.0 million and revenues of $47.0 million for the quarter ended March 31, 2012. For the three months ended March 31, 2011, income from continuing operations totaled $5.3 million and revenues were $45.8 million.

“Our first quarter results were mixed,” said QC Chairman and Chief Executive Officer Don Early. “Our revenues improved, primarily due to the inclusion of our new Canadian online lending subsidiary, but our losses increased largely as a result of a decline in the collection rate. Our field personnel again did an excellent job of managing expenses to align with the level of net revenue.

"We continue to focus on providing our customers with superior service and a broader spectrum of products and services. During first quarter 2012, we advanced nearly $500,000 across five states under our new long-term installment product."

The three months ended March 31, 2012 and 2011 include discontinued operations relating to branches that were closed during each period. Schedules reconciling adjusted EBITDA to income from continuing operations for the three months ended March 31, 2012 and 2011 are provided below.

Revenues improved $1.2 million, or 2.6%, quarter-to-quarter, primarily due to the inclusion of fees and interest from the company’s Canadian online lending subsidiary (Direct Credit), which was acquired on September 30, 2011. The revenue increase attributable to Direct Credit was partially offset by lower revenues in the company’s automotive division. Payday and installment revenues in the company’s branches were essentially even compared to the three months ended March 31, 2011.

Operating costs, exclusive of loan losses, increased $655,000 (to $23.2 million) during the three months ended March 31, 2012 versus prior year's first quarter. Higher current year costs were largely as a result of the inclusion of Direct Credit, as well as typical annual rent increases.

Loan losses increased $1.6 million during the three months ended March 31, 2012, totaling $6.5 million versus $4.9 million in prior year’s quarter. The loss ratio increased to 13.8% in first quarter 2012 compared to 10.7% in first quarter 2011. The increase over prior year’s first quarter is primarily attributable to the inclusion of Direct Credit, as well as to loss experience in South Carolina, where customers continue to adjust to a new product offering. For the quarter, returned items as a percentage of revenues increased to 36.5% from 34.6% in first quarter 2011, and collections on those returned items declined to 53.0% from 60.2%.

QC’s branch gross profit in first quarter 2012 decreased $1.0 million to $17.4 million versus $18.4 million in first quarter 2011.

Regional and corporate expenses totaled $8.7 million during the three months ended March 31, 2012 compared to $8.4 million in prior year’s first quarter. Interest expense increased $426,000 to $1.0 million in the current quarter compared to prior year as a result of higher average debt balances, a higher blended borrowing rate and amortization of debt issue costs resulting from the third quarter 2011 restatement and amendment to the company’s credit agreement.

The company reported $950,000 of other income for the three months ended March 31, 2012 compared to other expense of $4,000 in prior year’s first quarter. This change is largely due to a reduction in the liability that was recorded to estimate the fair value of the contingent supplemental earn-out payment in connection with the Company’s acquisition of Direct Credit. Pursuant to generally accepted accounting principles, any changes to this contingent consideration liability are recorded through the income statement.

“While our US payday and installment loan volume was relatively flat quarter-to-quarter, Direct Credit, our Canadian online subsidiary, generated nice growth,” commented QC President and Chief Operating Officer Darrin Andersen. “We expect to continue to experience revenue and profit growth at Direct Credit as we enhance our marketing programs and focus on broad customer penetration.

“In our automotive division, cost of sales as a percentage of revenues improved, indicative of a lower reconditioning cost per car in 2012 compared to 2011. We expect to see revenues rebound during the rest of the year, returning to levels more consistent with prior year.”

-DIVIDEND DECLARATION -

QC's Board of Directors declared a regular quarterly dividend of $0.05 per common share, payable May 29, 2012 to stockholders of record as of May 15, 2012.

-BUSINESS OUTLOOK -

“Consistent with prior years, the first and second quarters are very busy from a legislative, regulatory and ballot referendum standpoint,” Early said. “We expect to vigorously defend our customers’ access to short-term lending products and our right to serve our customers.

"We are continually researching, identifying and evaluating business opportunities, capital transactions and alternative products and services. As evidenced by our investments in Direct Credit and our automotive division, we utilize a disciplined, conservative approach to new endeavors. In addition, we are making solid progress in our new longer-term, higher-dollar lending products in various states.

“We have developed a solid earnings foundation that, together with our strong balance sheet and committed financing through 2014, affords great flexibility with respect to our capital allocation alternatives and provides tremendous opportunity for the company.”

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of short-term loans in the United States and Canada. In the United States, QC offers various products, including payday, installment and title loans, check cashing, debit cards and money transfer services, through 483 branches in 24 states at March 31, 2012. In Canada, the company, through its subsidiary Direct Credit Holdings Inc., is engaged in short-term, consumer Internet lending in various provinces. In addition, the company operates five buy here, pay here automotive dealerships in the Kansas City metropolitan area. During fiscal 2011, the company advanced nearly $1.0 billion to customers and reported total revenues of $187.5 million.

Forward-Looking Statement Disclaimer: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company’s current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, including particularly changes in Washington, South Carolina, Virginia, Illinois and Arizona, (2) uncertainties relating to the interpretation, application and promulgation of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act, including the impact of future regulations proposed or adopted by the Bureau of Consumer Financial Protection, which is created by that Act, (3) ballot referendum initiatives by industry opponents to cap the rates and fees that can be charged to customers, including a referendum effort underway in Missouri to preclude any consumer lending in the state with an annual rate in excess of 36%, (4) litigation or regulatory action directed towards us or the payday loan industry, (5) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and closures of branches, (6) risks associated with the leverage of the company, (7) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (8) changes in our key management personnel, (9) integration risks and costs associated with acquisitions, including our recent Canadian acquisition, (10) risks associated with owning and managing non-U.S. businesses and (11) the other risks detailed under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release to reflect future events or developments.

QC Holdings, Inc. Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

	Three Months Ended March 31,
	2011	2012
Revenues
Payday loan fees	$28,989	$30,682
Automotive sales, interest and fees	6,975	6,407
Installment interest and fees	4,639	5,364
Other	5,198	4,525
Total revenues	45,801	46,978
Operating expenses
Salaries and benefits	10,012	10,464
Provision for losses	4,895	6,466
Occupancy	5,043	5,318
Cost of sales - automotive	3,807	3,178
Depreciation and amortization	695	618
Other	2,939	3,573
Total operating expenses	27,391	29,617
Gross profit	18,410	17,361

Regional expenses	3,308	3,083
Corporate expenses	5,053	5,615
Depreciation and amortization	703	541
Interest expense	594	1,020
Other expense (income), net	4	(950)
Income from continuing operations before income taxes	8,748	8,052
Provision for income taxes	3,465	3,083
Income from continuing operations	5,283	4,969
Loss (gain) from discontinued operations, net of income tax	(7)	40
Net income	$5,290	$4,929

Earnings per share:
Basic
Continuing operations	$0.29	$0.28
Discontinued operations	-	-
Net income	$0.29	$0.28

Diluted
Continuing operations	$0.29	$0.28
Discontinued operations	-	-
Net income	$0.29	$0.28
Weighted average number of common shares outstanding:
Basic	17,056	17,142
Diluted	17,077	17,150

Non-GAAP Reconciliations
Adjusted EBITDA
(in thousands)
(Unaudited)

QC reports adjusted EBITDA (income from continuing operations before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property dispositions and foreign currency transactions) as a financial performance measure that is not defined by U.S. generally accepted accounting principles (“GAAP”). In addition, for the three months ended March 31, 2012, adjusted EBITDA excludes a non-cash gain due to the reduction in the liability that was recorded to estimate the fair value of the contingent supplemental earn-out payment in connection with the Company’s third quarter 2011 acquisition of Direct Credit Holdings Inc. QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. It is important to note that non-GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income from continuing operations to adjusted EBITDA:

	Three Months Ended
	March 31,
	2011	2012

Income from continuing operations	$5,283	$4,969
Provision for income taxes	3,465	3,083
Depreciation and amortization	1,398	1,159
Interest expense	594	1,020
Non-cash (gains) losses	4	(950)
Stock option and restricted stock expense	672	612
Adjusted EBITDA	$11,416	$9,893

QC Holdings, Inc. Consolidated Balance Sheets (in thousands)

	December 31, 2011	March 31, 2012
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$17,738	$19,617
Restricted cash	2,175	1,090
Loans receivable, less allowance for losses of $6,008 at December 31, 2011 and $4,640 at March 31, 2012	67,357	53,895
Prepaid expenses and other current assets	12,854	10,969
Total current assets	100,124	85,571
Non-current loans receivable, less allowance for losses of $2,100 at December 31, 2011 and $1,905 at March 31, 2012	6,939	7,731
Property and equipment, net	11,761	11,858
Goodwill	23,958	24,149
Intangible assets, net	5,535	5,214
Other assets, net	4,912	5,147
Total assets	$153,229	$139,670

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$224	$725
Accrued expenses and other liabilities	14,087	9,677
Deferred revenue	4,953	4,042
Revolving credit facility	14,500	5,000
Current portion of long-term debt	20,490	18,650
Total current liabilities	54,254	38,094

Non-current liabilities	5,519	5,807

Long-term debt	14,224	12,437
Total liabilities	73,997	56,338

Commitments and contingencies
Stockholders’ equity	79,232	83,332
Total liabilities and stockholders’ equity	$153,229	$139,670

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands, except Branch Data, Average Loan, Average Term and Average Fee)

	Three Months Ended March 31,
	2011	2012
	Unaudited	Unaudited
Short-term Lending Branch Data:
Number of branches, beginning of period	523	482
De novo branches opened		2
Acquired branches
Branches closed	(22)	(1)
Number of branches, end of period	501	483

Short-term Lending Branch Data:
Branch revenue	$38,400	$38,483
Percentage change		0.2%
Branch net revenues	$34,126	$33,222
Percentage change		(2.6%)

Operating Data – Short-term Loans:
Loan volume	$189,349	$204,646
Average loan (principal plus fee)	376.76	383.40
Average fee	57.00	57.84

Operating Data – Installment Loans:
Loan volume	$7,970	$8,970
Average loan (principal)	530.09	571.00
Average term (days)	265	185

Operating Data – Automotive Loans:
Loan volume	$5,552	$5,042
Average loan (principal)	9,827	9,984
Average term (months)	34	33
Locations, end of period	5	5

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands)

	Three Months Ended March 31,
	2011	2012
	Unaudited	Unaudited
Other Revenues:
Credit services fees	$1,936	$1,910
Check cashing fees	1,301	1,078
Title loan fees	1,287	672
Other	674	865
Total	$5,198	$4,525

Loss Data:

Provision for losses, continuing operations:
Charged-off to expense	$15,836	$17,147
Recoveries	(9,526)	(9,091)
Adjustment to provision for losses based on evaluation of outstanding receivables	(1,415)	(1,590)
Total provision for losses	$4,895	$6,466

Provision for losses as a percentage of revenues	10.7%	13.8%
Provision for losses as a percentage of loan volume (all products)	2.2%	2.7%

CONTACT:
QC Holdings, Inc.
Investor Relations Contact:
Douglas E. Nickerson, 913-234-5154
Chief Financial Officer
or
Media Contact:
Tom Linafelt, 913-234-5237
Director – Corporate Communications